Exhibit 8.1

LIST OF SUBSIDIARIES

All of the following subsidiaries have their jurisdiction of incorporation in the Republic of Chile:

1.      Itaú CorpBanca Corredores de Bolsa S.A.

2.      Itaú Administradora General de Fondos S.A.(1)

3.      Itaú Asesorías Financieras S.A.

4.      Itaú Corredores de Seguros S.A.(2)

5.      Itaú Chile Corredora de Seguros Limitada(3)

6.      CorpLegal S.A.

7.      Itaú Corpbanca Recaudaciones y Cobranzas S.A., Instacob(4)

All of the following subsidiaries have their jurisdiction of incorporation in the Republic of Colombia and other countries:

1.      Itaú Corpbanca Colombia S.A.(5)

2.      Itaú Corredor de Seguros Colombia S.A.(6)

3.      Itaú Securities Services Colombia S.A Sociedad Fiduciaria(7)

4.      Itaú Asset Management Colombia S.A Sociedad Fiduciaria(8)

5.      Itaú Comisionista de Bolsa Colombia S.A.(9)

6.      Itaú (Panamá) S.A.(10)

7.      Itaú Casa de Valores S.A.(11)

All of the following subsidiaries have their jurisdiction of incorporation in the United States:

1.      Itaú Corpbanca New York Branch

(1)  Resulting entity from the merger between Itaú Chile Administradora General de Fondos S.A. and CorpBanca Administradora General de Fondos S.A. on December 29, 2017.

(2)  Previously known as Corpbanca Corredores de Seguros S.A.

(3)  Itaú Chile Corredora de Seguros Limitada merged into Corpbanca Corredores de Seguros S.A. on April 1, 2018.

(4)  Previously known as Recaudaciones y Cobranzas S.A., Instacob.

(5)  Previously known as Banco CorpBanca Colombia S.A.

(6)  Previously known as Helm Corredor de Seguros S.A.

(7)  Previously known as CorpBanca Investment Trust Colombia S.A. Sociedad Fiduciaria.

(8)  Previously known as Helm Fiduciaria S.A.

(9)  Previously known as Helm Comisionista de Bolsa S.A.

(10)  Previously known as Helm Bank (Panamá) S.A.

(11)  Previously known as Helm Casa de Valores (Panamá) S.A.